UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: January 15, 2007
(Date of Earliest Event Reported)

AMERICAN COMMERCIAL LINES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51562 (Commission File Number)	73-3177794 (IRS Employer Identification Number)

1701 East Market Street, Jeffersonville, Indiana 47130
(Address of principal executive offices) (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
     American Commercial Lines Inc. announced today that its wholly-owned subsidiary, American Commercial Lines LLC (ACL LLC), has commenced a cash tender offer and consent solicitation for any and all of its outstanding 9 1/2% Senior Notes due 2015 (CUSIP Nos. 02519QAB8, 02519QAA0) (the “Notes”). There are currently approximately $119.5 million in aggregate principal amount of the Notes outstanding. The consent solicitation is scheduled to expire at 5:00 p.m., New York City time, on January 30, 2007 (the “Consent Expiration Date”) unless extended. The tender offer is scheduled to expire at 5:00 p.m., New York City time, on February 14, 2007, (the “Offer Expiration Date”), unless extended. Holders may only withdraw their tenders before the withdrawal deadline, which is expected to occur promptly following the Consent Expiration Date, except as may be required by law or as may be extended under the Offer to Purchase.
The total consideration for each $1,000 principal amount of Notes validly tendered is the price equal to (i) the sum of (a) the present value on the initial settlement date of $1,047.50 payable on February 15, 2010 (the “First Call Date”) plus (b) the present value on the initial settlement date of the interest payments that would accrue and be payable from the last interest payment date prior to the initial settlement date until the First Call Date, determined on the basis of a yield equal to the sum of (A) the yield to maturity on the 3.5% U.S. Treasury Note due February 15, 2010 (the “Reference Security”), based on the bid-side price of the Reference Security as of 2:00 p.m., New York City time, on January 30, 2007, as displayed on the Bloomberg Government Pricing Monitor Page PX5, plus (B) 50 basis points, minus (ii) accrued and unpaid interest to, but not including, the initial settlement date. The total consideration includes a consent payment (the “Consent Payment”) of $30.00 per $1,000 principal amount of Notes payable in respect of Notes validly tendered and not withdrawn and as to which consents to the proposed amendments are delivered on or prior to the Consent Expiration Date. Holders must validly tender on or prior to the Consent Expiration Date and not withdraw Notes in order to be eligible to receive the total consideration for such Notes purchased in the tender offer. Holders who validly tender their Notes after the Consent Expiration Date and on or prior to the Offer Expiration Date will be eligible to receive an amount, paid in cash, equal to the total consideration less the $30.00 Consent Payment per $1,000 principal amount of Notes. Holders whose Notes are accepted for payment in the offer shall receive accrued and unpaid interest in respect of such purchased Notes from the last interest payment date to, but not including, the applicable settlement date.
Holders tendering Notes will be required to consent to proposed amendments to the indentures governing the Notes, which will eliminate substantially all of the restrictive covenants, several affirmative covenants and certain events of default contained in the indenture and modify the covenant regarding mergers, consolidations and transfers of ACL LLC’s properties and assets. Adoption of the proposed amendments requires the consent of at least a majority of the outstanding principal amount of the Notes. The consummation of the tender offer and consent solicitation is subject to the conditions set forth in the Offer to Purchase, including, among other things, the receipt of consents of Note holders representing the majority in aggregate principal amount of the Notes.
The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, copies of which may be obtained by contacting Global Bondholder Services Corporation, the information agent for the tender offer and consent solicitation, at 866-794-2200 (toll free). Questions regarding the tender offer and consent solicitation may be directed to the dealer manager for the tender offer and consent solicitation, Merrill Lynch & Co., which may be contacted at 888-654-8637 (toll free).
A copy of ACL LLC’s press release attached hereto as Exhibit 99.1 is incorporated herein by reference.

Item 5.02. Adoption of a Material Compensatory Plan.
     On January 15, 2007, the Compensation Committee of the Board of Directors of American Commercial Lines Inc. (the “Company”) approved the 2007 Executive Annual Incentive Plan (the “Incentive Plan”). Senior executive officers of the Company are among the eligible participants under the Incentive Plan. Cash awards paid under the Incentive Plan are designed to provide eligible participants with incentive compensation based upon the achievement of pre-established performance measures. Under the Incentive Plan, awards are determined based on specific weighting of certain financial and business objectives of the Company. The financial objectives include: earnings per share; and earnings before interest, taxes, depreciation and amortization. The business objectives include: safety; stationary days reduction; selling, general and administrative expenses as a percentage of revenue; and working capital. Each performance measure has potential attainment levels of 50%, 100% and 150%. The Incentive Plan will be administered by the Compensation Committee which retains the sole discretion to amend, modify, suspend or terminate the Incentive Plan, including the right to eliminate some or all bonus awards. The measurement period for the Incentive Plan is January 1 to December 31, 2007. The foregoing description of the Incentive Plan is qualified in its entirety by reference to the Incentive Plan which is attached as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01      FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit
Number	Description

10.1	2007 Executive Annual Incentive Plan.
99.1	Press release, dated January 17, 2007, issued by American Commercial Lines LLC.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
By:	/s/ Larry M. Cuculic
Larry M. Cuculic
Vice President, Legal

Dated: January 18, 2007

EXHIBIT INDEX

Exhibit
Number	Description

10.1	2007 Executive Annual Incentive Plan.
99.1	Press release, dated January 17, 2007, issued by American Commercial Lines LLC.